Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Connex Sports Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock	457(b)			$14,375,000	(1)(2)	$0.0000927	$1,332.56

Fees previously paid	Equity	Common Stock	457(b)	-	-	$25,000,000		$0.0000927	$2,727.50

	Total Offering Amounts					$14,375,000			$1,332.56
	Total Fees Previously Paid								$2,727.50
	Net Fee Due								$0

(1)	Includes up to an additional 15% of the aggregate offering price to cover the underwriters’ option to purchase securities to cover over-allotments, if any. In addition, pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), we are also registering an indeterminate number of shares that may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(o) under the Securities Act.